<logo> First Union National Bank of North Carolina
Master Servicing Division
301 South College Street, TW9
Charlotte. North Carolina 28288-0828
704 374-2487
Fax 704 383-0387
Toll Free 800 786-9819


OFFICER'S CERTIFICATE

Reference is hereby made to that certain Sale and Servicing Rights Agreement dated as of September 1, 1991 between
Diawa Finance Corp. (the "Company") and Fleet Real Estate Funding Corp.(Fleet!) with respect to Coventional, FHA-Insured and VA-Guaranteed Residential Mortgage Loans,
Group No. 1991-HZ-i (the Agreement!!) . Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement. First Union Mortgage Corporation assumed the obligations of the Company by assignment from Fleet pursuant to the Assignment and Assumption dated
December 1,  1994 by and between Fleet and First Union Mortgage
Corporation.

Pursuant to Section 6.04 of the Agreement,  I, Anthony
J. Gagliardo, Vice President of First Union Mortgage
Corporation, do hereby certify that:

1.	The Company has fully complied with the provisions
of Article IV of the Agreement during the period from January 1, 1996 through December 31, 1996;

2.	A review of the activities of the Company during
the period from January 1, 1996 through December 31,
1996 and of the Company's performance under the Agreement during such period has been made under my supervision; and

3.	To the best of my knowledge, based on such review, the
Company has fulfilled all its obligations under the Agreement throughout the period from January 1, 1996 through December 31, 1996.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of April , 1997.

/s/Anthony J. Gagliardo	Vice President